Exhibit 99.5

EMAIL from Ahbi Verma to DPPL and MMPL Employees
Dear fellow colleagues,
It was an honor to meet you all last week. As I reached back to the U.S., I carried with me some of the passion and excitement that you rubbed on my shoulders. As I said last week, we came here because we believed in your potential to be not only the best company in India, but the best fintech company in the world. While you have seen success, I could clearly see the hunger in you to do more. We are here to give wings to your individual career ambitions and collective Team aspirations, while constantly working towards changing the world around us through technology. You empower the poorest of the poor in India to do amazing things with your creations. I know it can sound hyperbolic - and yet it’s true. We are here because you have an unprecedented opportunity and tremendous team spirit to make an impact.
As we start a new phase of our journey together, I wanted to share some background about myself and what inspires and motivates me. Who am I?
I am 39. I’ve been married for 8 years and we have a daughter who goes to second grade here in Cupertino. And like anyone else, a lot of what I do and how I think has been shaped by my overall life experiences. I have juggled diverse careers in the past metallurgist, career diplomat, patent consultant, AI engineer, and a serialentrepreneur. I have travelled more than 50 countries. Many who know me say I am driven by curiosity and thirst for learning. I sign up for more online courses than I can complete, buy more books than I can finish. As Mahatma Gandhi said, “Live as if you were to die tomorrow. Learn as if you were to live forever.”
Why are we here?
I believe over the next decade technology will become even more ubiquitous and business intelligence will no longer be the name of any department. Both will melt together with our day and day business operations. This will be made possible by an evergrowing network of our retailers and endconsumers, incredible computing capacity from the cloud, insights from big data, and intelligence from machine learning. This is a critical time for the industry and for MoneyonMobile. Our industry does not respect tradition - it only respects innovation. Our biggest priority in the coming months will be to empower you to learn and innovate. Our job is to ensure that MoneyonMobile thrives in a mobile and cloudfirst world.
How do we start our journey together? To quote Terry Pratchett, the famous British novelist, “A lie can run round the world before the truth has got its boots on.”
Our journey should start with shielding ourselves from lies, building a culture of trust, having a clarity of purpose and sense of mission that will lead us to imagine the impossible and deliver it. Each one of us needs to do our best work, lead and help drive cultural change. We need to prioritize innovation and learning.
Finally, I truly believe that each of us must find meaning in our work. The best work happens when you know that it’s not just work, but something that will improve your personal and other people’s lives.
Many companies aspire to change the world. But very few have all the elements required: incredible talent, team spirit, a great product and now an investor who sincerely believes in your vision and is committed to stand by you. MoneyonMobile has all the elements in place to be a great company. And as a partner in your journey, I can’t ask for a better foundation. Let’s build on this foundation together.
Ash has been a life and business mentor for me as I strive to do better. I am sure as chief mentor he will keep guiding us as we grow. All the best Abhi
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Abhi Verma | Group Founder & CEO
LexInnova Technologies
LexInnova | LexInsight
19925 Stevens Creek Blvd., Suite 100, Cupertino, CA 95014
Cell: 781-666-9280 | LinkedIn